                                   EXHIBIT 11

                       TO CYPRUS AMAX MINERALS COMPANY'S
                         QUARTERLY REPORT ON FORM 10-Q
                    FOR THE QUARTER ENDED SEPTEMBER 30, 1994


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

                                   EXHIBIT 11

                  CYPRUS AMAX MINERALS COMPANY & SUBSIDIARIES

                                 -------------

                       Computation of Per Share Earnings

                      (In millions except per share data)


                                                Three Months                  Nine Months
                                             Ended September 30,          Ended September 30,
                                           ----------------------      -----------------------
                                            1994            1993        1994             1993
                                           ------          ------      ------           ------
Net Income                                  $  48           $  14       $ 108            $ 108
Preferred Stock Dividends                      (4)              -         (14)               -
                                            -----           -----       -----            -----
    Income Applicable to Common Shares      $  44           $  14       $  94            $ 108
                                            =====           =====       =====            =====
Average Common Shares Outstanding            92.5            47.3        92.4             47.3
Common Stock Equivalents - Options             .5              .1          .5               .3
                                            -----           -----       -----            -----
Weighted Average Primary Shares Outstanding  93.0            47.4        92.9             47.6
Conversion of Series A Preferred Stock        9.6               -         9.6                -
                                            -----           -----       -----            -----
Fully Diluted Average Common
  Shares Outstanding                        102.6            47.4       102.5             47.6
                                            =====           =====       =====            =====
Earnings per Common Share/(1)/              $ .47           $ .30       $1.01            $2.28

Fully Diluted Earnings per Share            $ .47           $ .30       $1.05/(2)/       $2.27/(2)/

/(1)/ Earnings per common share was calculated using average common shares outstanding because common stock equivalents were less than three percent dilutive.
/(2)/ Fully diluted earnings per share was anti-dilutive in 1994 and was less than three percent different from earnings per common share in 1993 and, accordingly, has not been presented on the consolidated statement of operations.

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